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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                             August 30, 1999

ARCO SHAREHOLDERS APPROVE COMBINATION WITH BP AMOCO
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LOS ANGELES - ARCO (NYSE: ARC) shareholders today overwhelmingly approved the company's proposed combination with BP Amoco (NYSE: BPA) at a special shareholder meeting.

The all-share transaction, previously approved by the boards of both companies, will involve the exchange of 0.82 BP Amoco American Depository Shares (ADS) for each ARCO share.

BP Amoco's Extraordinary General Meeting to vote on the combination is scheduled Wednesday, September 1, in London.

The combination remains subject to the approval of regulatory authorities, including the US Federal Trade Commission (FTC) and the European Commission.

The companies currently are working to close the transaction later in the year.

"BP Amoco's scale and financial strength will significantly enhance the value of ARCO's assets and allow greater value to be realized than if ARCO remained an independent oil and gas company," ARCO Chairman and CEO Mike Bowlin told shareholders at today's meeting. "The new enterprise will have a stronger strategic position, enhanced efficiencies and cost competitiveness, and will generate significant growth opportunities."

ARCO is an integrated hydrocarbons corporation with operations encompassing all aspects of the oil and gas business: exploration, production, refining and marketing of crude oil, natural gas, and natural gas liquids.

BP Amoco is an international company involved in the exploration and production of crude oil and natural gas; refining, marketing, supply and transportation of hydrocarbons; and manufacturing and marketing of petrochemicals and solar power generation.

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MEDIA CONTACT: Linda Dozier or Marylou Flynn, 213-486-3384

INVESTOR RELATIONS: Eden Warner or David De Sonier, 213-486-1511

For a menu of ARCO news releases or to retrieve a specific release, visit our web site at http://www.arco.com on the Internet.
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